Exhibit 99.1

FOR IMMEDIATE RELEASE

CenterState Banks, Inc. Announces Closing of $35 Million Capital Raise

DAVENPORT, FL—July 27, 2010—CenterState Banks, Inc. (NASDAQ: CSFL) announced today that it raised over $35 million through its previously announced public offering by issuing 4,140,000 shares of common stock, including 540,000 shares pursuant to the exercise of the underwriters’ over-allotment option. The net proceeds of the offering, underwritten through Keefe, Bruyette & Woods, Inc., were approximately $33.2 million.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. A written prospectus for this offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling toll-free (800) 966-1559.

About CenterState Banks, Inc.

The Company is a multi bank holding company which operates through four wholly owned subsidiary banks with 43 locations in 12 counties throughout Central Florida. The Company’s stock is listed on the NASDAQ Global Select Market under the symbol “CSFL.”

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

CONTACT

CenterState Banks, Inc.

James J. Antal, CFO, 863-419-7750

investor@centerstatebank.com